Exhibit 99.1

November 1, 2024

Mr. Norman Metcalfe

Chair, Board of Directors

Tejon Ranch Co.

4436 Lebec Road

Tejon Ranch, CA 93243

Dear Norm,

For the past 26 years, it has been my honor to serve on the Board of Directors of Tejon Ranch Co., alongside you and the other individuals who have brought their collective expertise to bear in leading the company. During that time, I enjoyed working with you, the other Directors, and management to attain levels of outstanding progress and accomplishment for the company and its shareholders.

It is, therefore, with mixed feelings that I inform you that I will be retiring as a Director of Tejon Ranch Co., effective upon the adjournment of the December 11, 2024 regular meeting of the Board of Directors.

I will miss being part of the Board. However, I retire with tremendous confidence in the company’s management and direction.

I wish you, the other Board members, and company management continued success. I will continue to follow the company with great interest.

Sincerely,

/s/ Geoffrey L. Stack

Geoffrey L. Stack

cc:	Michael R.W. Houston, Senior Vice President, General Counsel & Secretary
Gregory S. Bielli, President and Chief Executive Officer
Michael H. Winer, Chair, Nominating and Corporate Governance Committee